Danimer Scientific Announces Third Quarter 2022 Results

BAINBRIDGE, GA – November 8, 2022 – Danimer Scientific, Inc. (NYSE: DNMR) (“Danimer” or the “Company”), a leading next generation bioplastics company focused on the development and production of biodegradable materials, announced today financial results for its third quarter, ended September 30, 2022.

Stephen E. Croskrey, Chairman and Chief Executive Officer of Danimer, commented, “Our third quarter results were in-line with our expectations, with PHA-based product sales up 26% year-over-year, representing 51% of total revenue and 59% of products revenue. I am proud of our team’s commitment to executing our strategic priorities as we advance our multi-faceted growth strategy to transform the plastics market. We are deepening relationships with existing customers and engaging with a growing number of new potential customers to capture the increasingly strong interest for our biodegradable solutions. We remain focused on accelerating our growth trajectory as we prepare for several significant expected customer product launches in the months ahead. Based on expected customer demand momentum, we believe our existing operations can provide us with sufficient cash flow to run the business effectively as volumes grow. In our view, customer commitments to sustainability and regulatory tailwinds overshadow inflation and supply chain constraints and continue to support a robust outlook for Danimer and our planned capacity additions in coming years.”

Croskrey continued, “We also recorded a non-cash goodwill impairment charge in the third quarter because the book value of our equity significantly exceeded our market capitalization. Our goodwill originated from the Novomer acquisition in August 2021, but I want to note that the impairment determination considers the entire Danimer business and is a required accounting adjustment that does not reflect a change in our view of the value and future of Danimer Catalytic Technologies.”

Third Quarter 2022 Financial Highlights

•
Revenues in the third quarter were $10.4 million. PHA-based product sales were up 26% from the comparable period in the prior year, representing 51% of total revenue.
•
Gross profit was $(4.1) million compared to $(0.2) million in the third quarter of 2021. Adjusted gross profit1 was $(0.8) million compared to $2.6 million in the third quarter of 2021. The decrease in adjusted gross profit was primarily driven by a combination of reduced PLA resin sales and higher fixed costs associated with increased PHA capacity compared to the prior year period.
•
Net loss of $94.9 million included a $62.7 million goodwill impairment charge in the third quarter of 2022.
•
Adjusted EBITDA1 was $(12.9) million in the third quarter of 2022 compared to $(7.4) million in the third quarter of 2021, primarily due to the decline in gross profit as well as higher R&D expense associated with a full quarter of costs related to Danimer Catalytic Technologies, acquired in August 2021, and increases in staffing to support additional product development.

(1)

An explanation of non-GAAP measures disclosed in this release and a reconciliation of these non-GAAP results to comparable GAAP measures are included in the “Non-GAAP Financial Measures” section of this release.

Capital Structure and Cash Balance

In July 2022, Danimer was invited to submit a Part II Application for a loan guarantee under the U.S. Department of Energy (DOE) Title XVII Loan Guarantee Program. If successful, the loan guarantee from the DOE would help fund the Company’s capacity expansion, as further detailed in the Company’s press release issued on July 5, 2022.

At September 30, 2022, the Company reported total debt outstanding of $287.5 million, net of $10.4 million of unamortized debt issuance costs, which included approximately $45.7 million dollars of low-interest New Markets Tax Credit loans that the Company expects will be forgiven between 2026 and 2029. At September 30, 2022, cash and cash equivalents were $99.1 million.

Outlook

Danimer remains focused on making disciplined investments in its operational platform and infrastructure that will allow it to capture significant opportunities for its products in coming years.

Based on results through September 2022 and increased visibility through year end, the Company is narrowing its Adjusted EBITDA outlook for the full year 2022, which it now expects to be in the range of $(45) million to $(40) million, compared to $(22.6) million in 2021. The Company now expects full year capital expenditures to be in the range of $165 million to $170 million, inclusive of capitalized interest and internal labor and overhead, with a year-end cash balance to be in the range of $60 million to $65 million.

Looking beyond 2022, the Company expects its PHA-based revenues to drive a significant increase in the Company’s overall profitability. The Company remains confident in its ability to execute against its objectives with a prudent focus on profitability and cash management.

Webcast, Conference Call and 10-Q Filing

The Company will host a webcast and conference call on Tuesday, November 8, 2022, at 5:00 p.m. Eastern time to review third quarter of 2022 results, discuss recent events and conduct a question-and-answer session. The live webcast of the conference call can be accessed on the Investor Relations section of the Company’s website at https://ir.danimerscientific.com. For those unable to access the webcast, the conference call will be accessible domestically or internationally, by dialing 1-855-327-6837 or 1-631-891-4304, respectively. Upon dialing in, please request to join the Danimer Scientific Third Quarter 2022 Earnings Conference Call. The archived webcast will be available for replay on the Company's website after the call.

About Danimer Scientific

Danimer is a pioneer in creating more sustainable, more natural ways to make plastic products. For more than a decade, its renewable and sustainable biopolymers have helped create plastic products that are biodegradable and compostable and return to nature instead of polluting our lands and waters. Danimer’s technology can be found in a vast array of plastic end products that people use every day. Applications for its biopolymers include additives, aqueous coatings, fibers, filaments, films and injection-molded articles, among others. Danimer holds more than 430 granted patents and pending patent applications in more than 20 countries for a range of manufacturing processes and biopolymer formulations. For more information, visit https://danimerscientific.com.

Forward‐Looking Statements

Please note that in this press release we may use words such as “appears,” “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding our expectations for full year 2022 capital expenditures, Adjusted EBITDA and cash balances. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to, the overall level of consumer demand on our products; general economic conditions and other factors affecting consumer confidence, preferences, and behavior; disruption and volatility in the global currency, capital, and credit markets; the financial strength of the Company's customers; the Company's ability to implement its business strategy, including, but not limited to, its ability to expand its production facilities and plants to meet customer demand for its products and the timing thereof; risks relating to the uncertainty of the projected financial information with respect to the Company; the ability of the Company to execute and integrate acquisitions; changes in governmental regulation, legislation or public opinion relating to our products; the Company’s exposure to product liability or product warranty claims and other loss contingencies; disruptions and other impacts to the Company’s business, as a result of the COVID-19 global pandemic and government actions and restrictive measures implemented in response; stability of the Company’s manufacturing facilities and suppliers, as well as consumer demand for our products, in light of disease epidemics and health-related concerns such as the COVID-19 global pandemic; the impact on our business, operations and financial results from the ongoing conflict in Ukraine; the impact that global climate change trends may have on the Company and its suppliers and customers; the Company's ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, our information systems; the ability of our information technology systems or information security systems to operate effectively, including as a result of security breaches, viruses, hackers, malware, natural disasters, vendor business interruptions or other causes; our ability to properly maintain, protect, repair or upgrade our information technology systems or information security systems, or problems with our transitioning to upgraded or replacement systems; the impact of adverse publicity about the Company and/or its brands, including without limitation, through social media or in connection with brand damaging events and/or public perception; fluctuations in the price, availability and quality of raw materials and contracted products as well as foreign currency fluctuations; our ability to utilize potential net operating loss carryforwards; and changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks. More information on potential factors that could affect the Company's financial results is included from time to time in the Company's public reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release, and speak only as of the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Contacts:

Investors

ir@danimer.com

Phone: 229-220-1103

Media

Anthony Priwer

apriwer@daltonagency.com

Phone: 615-515-4892

Danimer Scientific, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
(in thousands, except share and per share data)	2022	2021
Assets:
Current assets:
Cash and cash equivalents	$99,127	$286,487
Accounts receivable, net	17,426	17,149
Other receivables, net	1,377	3,836
Inventories, net	35,201	24,573
Prepaid expenses and other current assets	5,080	4,737
Contract assets, net	4,379	3,576
Total current assets	162,590	340,358

Property, plant and equipment, net	436,875	316,181
Intangible assets, net	81,491	84,659
Goodwill	-	62,649
Right-of-use assets	19,083	19,240
Leverage loans receivable	31,446	13,408
Restricted cash	1,663	481
Loan fees	-	1,397
Other assets	227	224
Total assets	$733,375	$838,597

Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$4,324	$20,790
Accrued liabilities	20,407	18,777
Unearned revenue and contract liabilities	2,000	214
Current portion of lease liability	3,337	3,337
Current portion of long-term debt, net	1,501	357
Total current liabilities	31,569	43,475

Private warrants liability	964	9,578
Long-term lease liability, net	22,265	22,693
Long-term debt, net	285,969	260,934
Deferred income taxes	246	1,014
Other long-term liabilities	641	638
Total liabilities	$341,654	$338,332

Stockholders' equity:
Common stock, $0.0001 par value; 200,000,000 shares authorized: 101,388,673 and 100,687,820 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	$10	$10
Additional paid-in capital	662,308	619,145
Accumulated deficit	(270,597)	(118,890)
Total stockholders’ equity	391,721	500,265
Total liabilities and stockholders’ equity	$733,375	$838,597

Danimer Scientific, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2022	2021	2022	2021

Revenue:
Products	$9,099	$12,397	$33,890	$34,715
Services	1,349	972	4,004	6,306
Total revenue	10,448	13,369	37,894	41,021

Costs and expenses:
Cost of revenue	14,503	13,601	45,606	37,786
Selling, general and administrative	19,413	26,592	62,042	55,791
Research and development	7,947	5,010	24,469	11,604
Loss on sale of assets	-	-	1	33
Impairment of long-lived assets	63,491	-	63,491	-
Total costs and expenses	105,354	45,203	195,609	105,214
Loss from operations	(94,906)	(31,834)	(157,715)	(64,193)
Nonoperating (expense) income:
Gain on remeasurement of private warrants	1,607	28,392	8,614	6,435
Interest, net	(553)	(164)	(2,197)	(516)
Gain on forgiveness of debt	-	-	-	1,776
Loss on loan extinguishment	(1,500)	-	(1,500)	(2,604)
Other, net	240	8	324	18
Total nonoperating (expense) income:	(206)	28,236	5,241	5,109
Loss before income taxes	(95,112)	(3,598)	(152,474)	(59,084)
Income taxes	236	11,423	767	11,423
Net (loss) income	$(94,876)	$7,825	$(151,707)	$(47,661)

Basic net (loss) income per share	$(0.94)	$0.08	$(1.50)	$(0.53)
Diluted net (loss) income per share	$(0.94)	$0.08	$(1.50)	$(0.53)

Weighted average number of shares used to compute:
Basic net (loss) income per share	101,199,195	98,160,626	100,993,068	90,614,910
Effect of dilutive instruments	-	5,360,126	-	-
Diluted net (loss) income per share	101,199,195	103,520,752	100,993,068	90,614,910

Danimer Scientific, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
	September 30,
(in thousands)	2022	2021
Cash flows from operating activities:
Net loss	$(151,707)	$(47,661)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on remeasurement of private warrants	(8,614)	(6,435)
Stock-based compensation	42,398	35,093
Depreciation and amortization	13,172	7,489
Inventory reserves	609	-
Deferred income taxes	(767)	(11,423)
Amortization of debt issuance costs and debt discounts	1,601	337
Gain on forgiveness of debt	-	(1,776)
Amortization of right-of-use assets and lease liability	(270)	(942)
Contract asset reserve	1,216	-
Loss on extinguishment of debt	1,500	1,900
Impairment of long-lived assets	63,491	-
Other	1,249	186
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable, net	(1,747)	(6,331)
Other receivables	2,724	(3)
Inventories, net	(14,271)	(9,471)
Prepaid expenses and other current assets	1,749	(1,194)
Contract assets	(2,019)	(1,578)
Other assets	(5)	40
Accounts payable	(4,642)	887
Accrued and other long-term liabilities	(5,035)	(4,338)
Unearned revenue and contract liabilities	1,786	(2,221)
Net cash used in operating activities	(57,582)	(47,441)
Cash flows from investing activities:
Purchases of property, plant and equipment	(133,632)	(96,798)
Investment in leverage loans receivable related to NMTC financing	(18,037)	-
Acquisition of Novomer, net of cash acquired	(14)	(151,179)
Proceeds from sales of property, plant and equipment	55	340
Net cash used in investing activities	(151,628)	(247,637)
Cash flows from financing activities:
Proceeds from exercise of warrants, net of issuance costs	-	138,196
Proceeds from long-term debt	24,700	169
Cash paid for debt issuance costs	(1,547)	(1,691)
Proceeds from exercise of stock options	215	2,676
Proceeds from employee stock purchase plan	526	106
Principal payments on long-term debt	(886)	(27,086)
Cost related to warrants	(55)	-
Proceeds from issuance of common stock, net of issuance costs	79	(892)
Net cash provided by financing activities	23,032	111,478
Net decrease in cash and cash equivalents and restricted cash	(186,178)	(183,600)
Cash and cash equivalents and restricted cash-beginning of period	286,968	379,897
Cash and cash equivalents and restricted cash-end of period	$100,790	$196,297

Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures “Adjusted EBITDA”, “Adjusted EBITDAR”, “Adjusted gross profit” and "Adjusted gross margin". Danimer management views these metrics as a useful way to look at the performance of its operations between periods and to exclude decisions on capital investment and financing that might otherwise impact the review of profitability of the business based on present market conditions.

Adjusted EBITDA is defined as net income or loss plus net interest expense, income taxes, depreciation and amortization, as adjusted to add back certain charges or gains that Danimer may record each period such as remeasurement of private warrants, stock-based compensation expense, as well as non-recurring charges such as (i) asset disposal gains or losses as well as other significant gains or losses such as debt extinguishments and impairment of goodwill; (ii) legal settlements; or (iii) other discrete non-recurring items. Danimer believes these items are not considered an indicator of ongoing performance. Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. The measure is used as a supplement to GAAP results in evaluating certain aspects of Danimer’s business, as described below.

Adjusted EBITDAR is defined as Adjusted EBITDA plus rent expense.

Adjusted gross profit is defined as gross profit plus depreciation, PLA additive inventory reserve, stock-based compensation and rent expense.

Adjusted gross margin is defined as adjusted gross profit divided by total revenue.

Danimer believes that each of Adjusted EBITDA, Adjusted EBITDAR, Adjusted gross profit and Adjusted gross margin is useful to investors in evaluating the Company’s performance because each measure considers the performance of the Company’s operations, excluding decisions made with respect to capital investment, financing and other non-recurring charges as outlined in the preceding paragraph. Danimer believes these non-GAAP metrics offer additional financial information that, when coupled with the GAAP results and the reconciliation to GAAP results, provides a more complete understanding of its results of operations and the factors and trends affecting its business.

Adjusted EBITDA, Adjusted EBITDAR, Adjusted gross profit and Adjusted gross margin should not be considered as an alternative to net income or loss as an indicator of its performance or as alternatives to any other measure prescribed by GAAP as there are limitations to using such non-GAAP measures. Although Danimer believes that Adjusted EBITDA, Adjusted EBITDAR, Adjusted gross profit and Adjusted gross margin may enhance an evaluation of its operating performance based on recent revenue generation and product/overhead cost control because it excludes the impact of prior decisions made about capital investment, financing and other expenses, (i) other companies in Danimer’s industry may define Adjusted EBITDA, Adjusted EBITDAR, Adjusted gross profit and Adjusted gross margin differently than Danimer does and, as a result, they may not be comparable to similarly titled measures used by other companies in its industry, and (ii) Adjusted EBITDA, Adjusted EBITDAR, Adjusted gross profit and Adjusted gross margin exclude certain financial information that some may consider important in evaluating Danimer’s performance.

Danimer compensates for these limitations by providing disclosure of the differences between Adjusted EBITDA, Adjusted EBITDAR, Adjusted gross profit and Adjusted gross margin and GAAP results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of Danimer’s operating results. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, reconciliations to GAAP financial measures are not provided for forward-looking non-GAAP measures. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Danimer Scientific, Inc.

Reconciliation of Adjusted EBITDAR and Adjusted EBITDA to Net (Loss) Income (Unaudited)

	Three Months Ended September 30,
	2022	2021
(in thousands)
Net (loss) income	$(94,876)	$7,825
Income taxes	(236)	(11,423)
Interest expense, net	553	164
Depreciation and amortization	4,585	3,179
Gain on remeasurement of private warrants	(1,607)	(28,392)
Stock-based compensation	14,305	15,157
Impairment of goodwill	62,663	-
Litigation and other legal related	375	235
Transaction related	-	3,051
Public company transition costs	35	2,859
Loss on loan extinguishment	1,500	-
Other, net	(240)	(8)
Adjusted EBITDA	$(12,943)	$(7,353)
Rent	875	781
Adjusted EBITDAR	$(12,068)	$(6,572)

Reconciliation of Adjusted Gross Profit to Gross Profit (Unaudited)

	Three Months Ended September 30,
	2022	2021
(in thousands)
Total revenue	$10,448	$13,369
Cost of revenue	14,503	13,601
Gross profit	(4,055)	(232)
Depreciation	2,571	2,110
Rent	626	723
Stock-based compensation	22	28
Adjusted gross profit	$(836)	$2,629

Adjusted gross margin	-8.0%	19.7%